Filed pursuant to Rule 424(b)(3)

Registration No. 333-260655

Prospectus Supplement No. 2 Dated July 5, 2022

(To Prospectus Dated May 5, 2022)

2,930,000 Shares of Common Stock issuable upon exercise of the Warrants and

117,200 Shares of Common Stock issuable upon exercise of the Representative’s Warrants

  ______________________________________________

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) updates and supplements the prospectus of Edible Garden AG Incorporated (the “Company,” “we,” “us,” or “our”) dated May 5, 2022, as updated and supplemented by Prospectus Supplement No. 1 dated June 22, 2022 (the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission (the “SEC”):

A.      Our Current Report on Form 8-K filed on July 5, 2022.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our securities, you should carefully consider the risk factors section beginning on page 8 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 5, 2022.

Index to Filings

Annex
The Company’s Current Report on Form 8-K filed on July 5, 2022	A

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Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-41371	85-0558704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

283 County Road 519, Belvidere, New Jersey	07823
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 750-3953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2022, Edible Garden AG Incorporated (the “Company”) issued an amended and restated consolidated secured promissory note (the “Note”) to Evergreen Capital Management LLC (“Evergreen”). The Note consolidated $1,753,750 in principal amount under convertible notes that were due to mature on July 7, August 8, and August 22, 2022 (the “Prior Notes”). The new principal amount of the Note is $1,841,591.67 which includes accrued interest and prepayment penalties on the Prior Notes, and takes into account a payment of $500,000 on the Prior Notes. The Note was issued pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Prior to its initial public offering (“IPO”), the Company had received $3.2 million from the issuance of convertible notes and warrants to Evergreen. Except for the Prior Notes, these convertible notes were repaid with a portion of the proceeds of the IPO. As consideration for accepting the Note, the Company also issued 200,000 shares of common stock, par value $0.0001 per share (“Common Stock”) to Evergreen under a letter agreement between the Company and Evergreen and pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The Note bears interest at 7.0% per annum and will mature on March 31, 2023. Evergreen may elect to convert, subject to approval of the Company, the outstanding principal and interest under the Note into shares of Common Stock at any time prior to the maturity date at a conversion price of $5.00 per share. If the Company sells Common Stock or securities convertible into Common Stock at a per share price lower than the conversion price of the Note (the “Reset Price”), the conversion price of the notes will be reduced to the lower of (i) the Reset Price or (ii) $1.27 per share. Under the Note, Evergreen has the right to apply the amount due under the Note to a future offering of equity or debt securities and use the amount to purchase the securities sold in that future offering. The Company must repay the Note if it completes an offering of equity or debt securities with gross proceeds of at least $4.0 million.

The foregoing summary of the Note and letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note and letter agreement, copies of which are filed herewith as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Consolidated Secured Promissory Note, dated as of June 30, 2022
10.2	Letter Agreement, dated as of June 30, 2022, between the Company and Evergreen Capital Management LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

Date: July 5, 2022	By:	/s/ Michael James
	Name:	Michael James
	Title:	Chief Financial Officer

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